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The Enstar Group, Inc.

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April 22, 2003

To the Shareholders of The Enstar Group, Inc.

      In 2002, we continued to expand and refine our strategy to create returns for our Shareholders. This letter accompanies our annual report on Form 10-K and our proxy statement, both of which are enclosed.

      While earnings increased to the highest level achieved since the Company’s reorganization, our efforts have been primarily focused on wisely deploying our remaining capital for successful long-term results. Because our activities are ongoing, with $59 million in cash and certificates of deposit with no debt, the process of searching for additional successful acquisitions has not ended. With that said, we did invest more capital in operating businesses in 2002 than in any recent year, bringing the total to $68 million at year-end. We are pleased with our success to date and are optimistic about opportunities in the future.

      Along with our financial assets, our intellectual capital is strong and growing, primarily through our expanding partnerships in partially owned equity affiliates. As we have made acquisitions, we have established relationships. This process increases our ability to expand our reach, and has helped us to develop a core focus to our purchases of financial services businesses. We would like to tell you about our partners, the community of interests that we share, and the businesses that we are building together.

      Without doubt, our most significant commitment to date, and the largest contributor to Enstar’s earnings in 2002, is Castlewood Holdings, headquartered in Bermuda with operations in the United Kingdom. We own one-third of the equity and 50% of the voting interest in Castlewood. The senior management team of Castlewood, led by Dominic Silvester, owns one-third of the equity. A fund managed by MMC Capital, a subsidiary of Marsh & McLennan, the world’s largest insurance broker, owns the remaining one-third of the equity. Although our acquisition of Castlewood was only completed in 2001, Castlewood together with BH Acquisition produced most of Enstar’s income in 2002. In addition, BH Acquisition, managed by Castlewood, distributed $3.3 million in dividends during 2002, and Castlewood has made an additional distribution of $20.8 million in early 2003, as reported in the Subsequent Events section of our 10-K for the year 2002.

      Castlewood purchased Hudson Reinsurance Company in 2002 and River Thames Insurance Company in 2001. Our first transaction with Castlewood was the creation of BH Acquisition, which acquired Brittany Insurance and CEAI in 2000. Castlewood also continues to grow by expanding operations in reinsurance, claims brokerage and adjusting activities. Castlewood serves as “run-off” manager, on a fee basis, in a number of important reinsurance relationships. A reinsurance company in run-off no longer writes new business and is arranging an orderly termination of its activities, requiring unique management approaches and skills, in which Castlewood specializes.

      Enstar’s holding in B-Line, a Seattle-based purchaser of portfolios of credit card debt where cardholders have declared bankruptcy, provides a window into the world of distressed debt. B-Line continues to grow rapidly and to prosper under the leadership of its founder and largest shareholder, CEO Bill Weinstein. Enstar owns 8.34% of B-Line’s common equity.

      The synergy of top quality people and companies working with Enstar contributed greatly to our results in 2002. We know that we are advantaged by our ability to see opportunities through our partners. Enstar’s Vice Chairman Chris Flowers, also the company’s largest shareholder, continues to use the reach of his global resources on our behalf. All of our financial transactions and direct acquisitions have involved his leadership. For example, in 2002, we participated in a group that acted

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as a stand-by purchaser in connection with a rights offering by Zurich Financial Services, the large Swiss based insurer. Already, in 2003, we have announced significant participations in partnerships to acquire Conseco Finance and Toa Re, the London based reinsurance subsidiary of a large Japanese insurance company. These opportunities all involve participation with Shinsei Bank, Tokyo, or other entities associated with Mr. Flowers.

      Two milestones were reached in 2002. The first was the full utilization, through earnings, of a significant operating loss, which was carried forward from periods prior to 1997. While we are delighted that earnings have been sufficient in quantity to utilize these tax losses, we point out that future earnings will not enjoy the same benefits. The second milestone was our listing on the NASDAQ National Market.

      In general, we are not making efforts to create predictable earnings trends. Earnings will vary substantially from quarter to quarter and from year to year. We make no effort to forecast earnings. The businesses that we acquire are not well suited for short-term profit predictability. While offering little in the way of future earnings visibility or consistency, we can assure you that we are committed to making profits, building net worth and returning value to our investors over time.

      We are gratified by the loyalty of our shareholders. More than 96% of our registered shareholders held their stock from the beginning of 2002 until year-end. Assuming that stock held in brokers’ names performed similarly, the vast majority of our owners are investors and not traders. Just as we structure our acquisitions to provide incentive to management through significant ownership, it is important for you to know that a significant portion of senior management compensation comes through stock options and that 42% of Enstar’s fully-diluted shares, including options, are held or controlled by its six Directors. Senior management and the Board are committed to the Company for the long run and to the profitability and success of the Company for the benefit of all shareholders.

Faithfully,

/s/ NIMROD T. FRAZER
NIMROD T. FRAZER
Chairman and CEO

/s/ JOHN J. OROS
JOHN J. OROS
President and COO